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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934


                              AU BON PAIN CO., INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                    DELAWARE                                04-2723701
     ----------------------------------------           -------------------
     (State of Incorporation or Organization)            (I.R.S. Employer
                                                        Identification No.)


      19 FID KENNEDY AVENUE, BOSTON, MA                       02110
   ----------------------------------------                -----------
   (Address of Principal Executive Offices)                (Zip Codes)


If this form relates to the                If this Form relates to the
registration of a class of debt            registration of a class of debt
securities and is effective upon           securities and is to become
filing pursuant to General Instruction     effective simultaneously with
A(c)(1) please check the following         the effectiveness of a
box.  / /                                  concurrent registration
                                           statement under the Securities
                                           Act of 1933 pursuant to General
                                           Instruction A(c)(2) please
                                           check the following box.  / /

Securities to be registered pursuant to Section 12(b) of the Act:


      Title of Each Class                    Name of Each Exchange on Which
      to be so Registered                    Each Class is to be Registered
      -------------------                    ------------------------------

            None                                        None
---------------------------------            ---------------------------------

---------------------------------            ---------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:


                         Preferred Stock Purchase Rights
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                                (Title of Class)



------------------------------------------------------------------------------
                                (Title of Class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered
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      On October 21, 1996, the Board of Directors of Au Bon Pain Co., Inc. (the
"Company") declared a dividend of one Class A preferred share purchase right (a "Class A Right") for each outstanding share of Class A Common Stock, par value $.0001 per share, (the "Class A Common Stock") and declared a dividend of one Class B Preferred Share purchase right (a "Class B Right", together with the Class A Right the "Rights") for each outstanding share of Class B Common Stock, par value $.0001 per share of the Company (the "Class B Common Stock", together with the Class A Common Stock, the "Common Stock"), payable to stockholders of record on November 4, 1996 (the "Record Date"). The description and terms of the Rights are contained in a Rights Agreement, dated as of October 21, 1996, between the Company and State Street Bank & Trust Company as Rights Agent. The description contained herein is qualified in its entirety by reference to the full text of the Rights Agreement attached hereto as Exhibit 2.2.

      Each Right will entitle its registered holder from and after the Distribution Date (as defined below) until October 20, 2006 (or, if earlier, until the redemption or exchange of the Rights) to buy one one-hundredth (1/100) of a share of the Company's Series A Junior Participating Class B Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), at an exercise price of Thirty Five ($35.00) Dollars, subject to certain antidilution adjustments. The Rights will not, however, be exercisable, transferable separately or trade separately from the shares of Common Stock, until (a) the tenth business day after the "Stock Acquisition Date" (i.e., the date a person or group publicly announces that it is an "Acquiring Person") or (b) the tenth business day (or such later day as the Company's Board of Directors determines) after a person or group announces a tender or exchange offer, which, if consummated, would result in such person or group beneficially owning 15% or more of the Company's Class A Common Stock (the earlier of such dates being the "Distribution Date").

In general, any person or group of affiliated persons (other than the Company, any of its subsidiaries, or certain benefit plans and other entities affiliated with the Company or its




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subsidiaries) who, after the date of adoption of the Rights Plan, acquires beneficial ownership of 15% or more of the outstanding shares of Class A Common Stock will be considered an "Acquiring Person." No person or group who beneficially owned 15% or more of the outstanding shares of Class A Common Stock on October 21, 1996 will be considered an Acquiring Person unless such person or group acquires an additional 5% of the shares of Class A Common Stock.

If a person or group of affiliated persons becomes an Acquiring Person, then each Class A Right and Class B Right (other than Rights owned by such Acquiring Person and its affiliates and associates, which will be null and void) will entitle the holder thereof to purchase for the exercise price, a number of shares of the Company's Class A Common Stock or Class B Common Stock, depending upon the Class of Right exercised, having a then current market value of twice
(2X) the exercise price. Accordingly, at the original exercise price of Thirty Five ($35.00) Dollars, each Right would entitle its registered holder to purchase Seventy ($70.00) Dollars worth of Common Stock for Thirty Five ($35.00) Dollars.

If at any time after the Stock Acquisition Date, (a) the Company merges into another entity, (b) an acquiring entity merges into the Company and the Common Stock of the Company is changed into or exchanged for other securities or assets of the acquiring entity, or (c) the Company, or one or more of its subsidiaries, sells more than 50% of its assets or earning power, then each Right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of such other entity having a current market value of twice (2X) the exercise price.

The Rights are redeemable at the Company's option, at any time prior to the Stock Acquisition Date, for $.01 per Right, payable in cash, shares of Common Stock or such other form of consideration as the Board of Directors shall determine.

As long as the Rights are attached to the Common Stock, each share of Common Stock issued by the Company will also evidence one Right. Until the Distribution Date, the Rights will be represented by the Common Stock certificates and will be transferred only with the Common Stock certificates; separate certificates representing the Rights will be mailed, however,




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to holders of the Common Stock as of the Distribution Date. The holders of
Rights will not have any voting rights or be entitled to dividends until the Rights are exercised.

The purchase price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of certain stock dividends on, or subdivisions, combinations or reclassifications of, the shares of Common Stock or Preferred Stock prior to the Distribution Date, and in certain other events.

The Board of Directors of the Company may amend the Rights Agreement in any manner, except with respect to the redemption price, prior to the Distribution Date. After the Distribution Date, the Board may amend the Rights Agreement only to cure ambiguities, to shorten or lengthen any time period (subject to certain limitations) or if such amendment does not adversely affect the interests of the Rights Holders and does not relate to any principal economic term of the Rights.

Item 2.  Exhibits
         --------

2.1. Specimen Form of Right Certificate (attached as Exhibit B to the Rights Agreement).

2.2. Form of Rights Agreement, dated as of October 21, 1996, between Au Bon Pain Co., Inc. and State Street Bank & Trust Company.

2.3. Form of Certificate of Designation of Series A Junior Participating Class B Preferred Stock (attached as Exhibit A to the Rights Agreement).

2.4.  Summary of Rights Plan (attached as Exhibit C to the Rights Agreement).

2.5.  Press Release.


SIGNATURE
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      Pursuant to the requirements of Section 12 of the Securities and Exchange
Act of 1934, the Registrant has duly




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caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    AU BON PAIN CO., INC.


                                    by: /s/ ANTHONY J. CARROLL
                                        ----------------------------------
                                        Anthony J. Carroll
                                         Vice President, Chief
                                         Financial Officer and
                                         Treasurer

Dated: October ___, 1996